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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Connetics Corporation for the registration of $90,000,000 of aggregate principal amount of 2.25% Convertible Senior Notes due May 30, 2008 and 4,203,450 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Connetics Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                               /s/ ERNST & YOUNG LLP
Palo Alto, California
August 25, 2003